Exhibit 5.2

[LETTERHEAD OF DAVIES WARD PHILLIPS & VINEBERG LLP]

August 6, 2013

File No. 243522

Barrick Gold Corporation

Brookfield Place, TD Canada Trust Tower

Suite 3700

161 Bay Street, P.O. Box 212

Toronto, ON M5J 2S1

Ladies and Gentlemen:

Barrick Gold Corporation and Barrick North America Finance LLC – Exchange Offer

We are acting as Ontario counsel to Barrick Gold Corporation (“Barrick”) and Barrick North America Finance LLC (“BNAF”) in connection with the issuance of (i) up to US$650,000,000 aggregate principal amount of 2.500% Notes due 2018 (the “2018 Notes”) and up to US$1,500,000,000 aggregate principal amount of 4.100% Notes due 2023 of Barrick (the “2023 Notes” and together with the 2018 Notes, the “Barrick Notes”) and (ii) up to US$850,000,000 aggregate principal amount of 5.750% Notes due 2043 (the “BNAF Notes”) of BNAF. The BNAF Notes are unconditionally and irrevocably guaranteed by Barrick (the “Guarantees”). The Barrick Notes and the BNAF Notes are collectively referred to herein as the “Notes”.

Barrick has, in respect of the Guarantees and the Barrick Notes, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a registration statement on Form F-10 and BNAF has, in respect of the BNAF Notes, filed with the Commission a registration statement on Form S-4. The combined registration statements on Forms F-10 and S-4 (the “Registration Statement”) relate to: (a) Barrick’s offer to exchange the Barrick Notes for all outstanding US$650,000,000 aggregate principal amount of 2.500% Notes due 2018 and US$1,500,000,000 aggregate principal amount of 4.100% Notes due 2023 of Barrick (collectively, the “Barrick Outstanding Notes”) and (b) Barrick and BNAF’s offer to exchange the BNAF Notes and related Guarantees for all outstanding US$850,000,000 aggregate principal amount of 5.750% Notes due 2043 of BNAF and the related unconditional and irrecovable guarantee of such notes by Barrick (the “BNAF Outstanding Notes” and together with the Barrick Outstanding Notes, the “Outstanding Notes”), as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”).

The Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture (the “Indenture”) dated as of June 1, 2011 among Barrick, BNAF, Citibank N.A. as indenture agent (the “Indenture Agent”) and Wilmington Trust Company, as trustee.

As Ontario counsel to Barrick and BNAF, we have reviewed the Registration Statement, including the Prospectus, and the Indenture. We have also examined, without independent investigation or verification, such corporate records of Barrick, such certificates of officers or directors of Barrick, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below.

For the purposes of our opinion expressed in paragraph 1 as to the existence of Barrick, we have relied solely on a certificate of status dated the date hereof issued by the Ontario Ministry of Government Services in respect of Barrick, without any independent verification or inquiry.

For the purposes of the opinions expressed below, we have not reviewed the minute books or other corporate records of Barrick or BNAF (other than as described in the following sentence). As to the opinion expressed in paragraph 2 below (insofar as it relates to all necessary corporate action having been taken by Barrick or to authorization of a particular act, document or thing by or on behalf of Barrick), we have relied, without independent investigation or verification, solely on a certified copy of (i) the applicable resolutions of the board of directors of Barrick and (ii) the articles (and any amendments thereto) and the by-laws of Barrick.

For the purposes of the opinions expressed below, we have assumed (without independent investigation or verification):

(a)	the genuineness of all signatures (whether on originals or copies of documents);

(b)	the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(c)	the legal capacity of all natural persons;

(d)	that the Indenture has been duly authorized, executed and delivered by each party thereto other than Barrick, and is a legal, valid and binding obligation of, and is enforceable in accordance with its terms against, each party thereto; and

(e)	to the extent any obligation under the Indenture, the Barrick Notes and the Guarantees is to be performed in any jurisdiction other than the Province of Ontario, such performance will not be illegal under the laws of such jurisdiction.

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The opinions expressed herein are limited to applicable laws of the Province of Ontario and the federal laws of Canada applicable in such province (collectively, “Ontario Law”). We express no opinion as to any laws, or matters governed by any laws, other than Ontario Law.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1. Barrick is a corporation validly existing under the Business Corporations Act (Ontario).

2. Each of the Indenture, the Barrick Notes and the Guarantees has been duly authorized by all necessary corporate action on the part of Barrick.

3. The Indenture has been duly executed and delivered by Barrick, to the extent such execution and delivery are matters governed by Ontario Law.

4. When the Barrick Notes are issued, executed and delivered by Barrick and authenticated by the Indenture Agent pursuant to the terms and conditions of the Indenture, the Barrick Notes will be validly issued, executed and delivered by Barrick, to the extent such execution and delivery are matters governed by Ontario Law.

5. When the Guarantees are issued, executed and delivered by Barrick, the BNAF Notes are issued, executed and delivered by BNAF and the BNAF Notes are authenticated by the Indenture Agent pursuant to the terms and conditions of the Indenture, the Guarantees will be validly issued, executed and delivered by Barrick, to the extent such execution and delivery are matters governed by Ontario Law.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

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